Exhibit 99.1

CytomX Announces U.S. FDA Clearance of Investigational New Drug Application for Phase 1/2 Clinical Study of Anti-PD-L1 Probody Therapeutic, CX-072

SOUTH SAN FRANCISCO, Calif., December 14, 2016 (GLOBE NEWSWIRE) -- CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today announced that the U.S. Food and Drug Administration (FDA) has cleared the company’s Investigational New Drug (IND) application for its lead program, CX-072, a wholly-owned PD-L1-targeting Probody therapeutic for the treatment of cancer.  The company plans to immediately initiate the study and open clinical sites to support patient enrollment.

“Initiating the first clinical program emerging from the Probody platform is a major milestone for CytomX,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “CX-072 has the potential to become a differentiated centerpiece of combination cancer therapy by targeting the tumor microenvironment, while sparing healthy tissues.  We are partnering with clinical trial sites to bring this innovative treatment option to patients as quickly as possible.”

About PROCLAIM

PROCLAIM (Probody Clinical Assessment In Man) is an international umbrella program designed to evaluate CytomX Probody therapeutics.  The first module to be initiated is the PROCLAIM-072 clinical study, an open-label, dose-finding phase 1/2 trial evaluating CX-072 as monotherapy and in combination with Yervoy® (ipilimumab) or Zelboraf®(vemurafenib) in patients with metastatic or locally advanced unresectable solid tumors or lymphomas. CytomX aims to achieve three goals as part of the PROCLAIM-072 clinical trial:

•	Tolerability: Demonstrate that CX-072 is well tolerated in patients and potentially improves safety, particularly in the combination setting.
•	Anti-cancer activity: Demonstrate initial evidence of CX-072’s anti-cancer activity as monotherapy and in combination.
•	Translational program and Probody platform proof-of-concept: Explore mechanistic aspects of Probody activity in patients.

Clinical data from PROCLAIM-072 is expected to begin to emerge in late 2017 and throughout 2018.

About CytomX Therapeutics

CytomX is a clinical stage, oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The company uses the platform to create proprietary cancer immunotherapies against clinically-validated targets, as well as to develop first-in-class investigational cancer therapeutics against novel targets. CytomX believes that its Probody platform has the potential to improve the combined efficacy and safety profile of monoclonal antibody modalities, including cancer immunotherapies, antibody drug conjugates and T-cell-recruiting bispecific antibodies. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues.  The company’s investigational Probody therapeutics address clinically-validated cancer targets in immuno-oncology, such as PD-L1, against which the clinical candidate CX-072 is directed, as well as novel targets, such as CD-166, that are difficult to drug without causing damage to healthy tissues. In addition to its proprietary programs, CytomX is collaborating with strategic partners including AbbVie, Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center, and ImmunoGen, Inc. For more information, visit www.cytomx.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to the development and advancement of the company’s product candidates into, and the successful completion of, clinical trials, including with respect to the timing of a Phase 1 clinical trial for CX-072 and the availability of data from such clinical trials. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements. Our Probody platform is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Applicable risks and uncertainties include those relating to our preclinical research and development and other risks identified under the heading "Risk Factors" included in our filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Communications Contact:

Canale Communications

Ian Stone

ian@canalecomm.com

619-849-5388

Investor Contact:

Trout Group

Pete Rahmer

prahmer@troutgroup.com

646-378-2973